Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 21, 2021 relating to the consolidated financial statements and financial statement schedule of HEICO Corporation and subsidiaries and the effectiveness of HEICO Corporation and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of HEICO Corporation for the year ended October 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Miami, FL

August 31, 2022